EXHIBIT 99.1

WEBCAST TRANSCRIPT

SB Financial Group, Inc.
Fourth Quarter and Year-End 2013 Financial Results
Conference Call Script
January 22, 2014 at 2:00 PM Eastern

Operator:

Good afternoon and welcome to the SB Financial Group “Fourth-Quarter and Year-End 2013 Conference Call and Webcast.”  At this time, I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  Should you need operator assistance, please signal the conference specialist by pressing the star key followed by zero.  We will begin with remarks by management and then open the conference up to the investment community for questions & answers.  We expect the call to last about an hour.  I will now turn the conference over to Linda Sickmiller with SB Financial.  Please go ahead, Linda.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Good afternoon, everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.yoursbfinancial.com under Investor Relations.  Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and, Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mark and Tony, let me add that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those that are expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.  Mark...

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Linda, and good afternoon everyone.  Welcome to our fourth-quarter and year-end conference call.  We issued our release on results yesterday after the market closed and it can be found on our website, as well as with the 8-K we filed with the SEC.

I will begin with some opening comments about our fourth-quarter and full-year 2013 results.  Tony Cosentino, our CFO, will then provide more insight on our financial performance.  Finally, I will then comment on our outlook and strategic initiatives for 2014 before taking your questions.

Hopefully, you have had a chance to review our fourth-quarter earnings release.  Here are some of the highlights for 2013:

•	Earnings per share increased by 8.1 percent
•	Nonperforming assets declined by 1.1 percent of total assets; down 19 percent, on a dollar basis
•	Operating expenses decreased by 3.5 percent for the year
•	And portfolio loans increased by $13.9 million, or 3 percent

The improvement in our full-year earnings reflected continued expansion in market share seen in our balance sheet growth, and an improvement in our efficiency with year-over-year reductions in non-interest expense.  These were offset by an additional slowing in the mortgage industry, resulting in a decrease in volume.

For the fourth quarter, we reported a slight decline in net income over the prior-year quarter, again, primarily due to the industry-wide slowdown in mortgage refinancings that Tony will give more detail on shortly.

Overall, however, we were quite pleased with our 2013 financial results, which reflect a year of steady progress for our company. We continue to focus on the successful execution of our strategic goal to grow our company into a top-quartile performing financial services company.

To recap, this past year we made great progress against our key strategic initiatives to:

•	Increase profitability through ongoing diversification of revenue streams
•	Strengthen our penetration in all markets served
•	Expand product service-utilization by new and existing clients
•	Deliver gains in operational excellence
•	And….sustain our asset quality

I would like to make a few comments about each.

First -- Revenue diversity.  This continues to be a key strength for our Company, particularly in this slowing mortgage market.

•
Fee income remained a significant share of revenue in 2013, contributing over 40 percent of total revenue and is comprised of a diversity of services, such as wealth management, deposit fees, investments and mortgage banking.

•
We delivered on our commitment to book new assets under management in our wealth management division this past year from our Northwest Ohio footprint.  We also realized a 13.6 percent lift in portfolio appreciation, with overall portfolio growth of 9.6 percent for the year - to over $345 Million in assets under management.  To ensure our growth and market-share-capture trends continue, we expanded our wealth management teams this past year in Toledo, Williams and Defiance County regions.

•
Mortgage lending continued to be a critical gateway, not only in the growth of our number of households in our footprint, but in the continued expansion in the “share-of-wallet” of our existing households, as well.  While our volume declined by 25 percent, or $83 Million year-over-year, our mix of loans improved from 32 percent  Refinancing and 68 percent  New Purchases, to 19 percent Refinancing and 81 percent New Purchases.  This improvement represented $200 Million in loans to new borrowers.  Additionally, our high-producing loan officers are successfully making the shift to the purchase market, particularly in the metropolitan market of Columbus, and this shift should keep our volume and gains in line with our fourth-quarter and year-to-date results.

Finally, to continue to diversify and expand our revenue stream and we will realign our entire consumer Demand Deposit Account product line-up in 2014.

Our second initiative is growing our market share.  In particular, we are focusing on increasing our presence in the higher growth markets of Columbus and Toledo, and we are encouraged by the loan growth opportunities we are seeing across both of these newer markets.

•
Commercial lending was a strength in both our Toledo Region, which grew $11 Million, and in our Columbus Region, which experienced over $19 Million in growth in commercial and residential loans this past year.  These two regions continue to be areas of concentration for us.  To ensure that we continue to take market share, we added two more commercial lenders in the second half of 2013.

Another strategic priority is to increase product service utilization by our clients.  We remain committed to building deeper customer relationships, with a deliberate effort to effectively cross-sell services to our new and existing clients.

•
Although the number of mortgage loans closed was down 519 from the prior year, to 1,531, we continued to leverage our product lines to drive expansion in the “net” number of households to 27,201, an increase of 1.8 percent for the eleven months ended November 30th.  As a result of this improvement in our market presence, we sold more than 3,000 additional services to our client base.

•
Additionally, we are seeing positive results as we continue to work interdependently among each of our business lines.  In 2013, over 93 percent of our staff made a referral to another business line, leading to 1,124 closed referrals.  Collectively, referrals made to business partners led to closed business of over $59 million in loans, wealth management assets and deposits.  Our efforts to proactively solve client needs continue to produce positive outcomes.

•
As we discussed last year, we re-entered the credit card market with the introduction of our proprietary, rewards-based credit card program in order to offer one more service option to our 27,000-plus households.  Since inception, we have opened over 1,020 accounts and expect to open another 1,000 accounts, with $2 Million in balances, by the end of 2014.

•
Finally, we recently named Laura Kline to the newly-created position of “Client Experience Officer.”  In this role, she will work to ensure our dynamic sales and service strategies are a competitive advantage for our new brand.  In her 15-year history with our Company, Laura has a solid track record of delivering results.  She has worked in two of our divisions, including developing and leading our SBA division in the significant expansion of loan sale gains, as well as managing relationships in our wealth management division. I am excited about her potential in this new role as coach and mentor to our entire sales staff, with an aim to bolster our results and to expand our franchise.

Next, I will turn to operational excellence.  In 2013, we made solid reductions in operating expenses, with a 14 percent decrease for the quarter from a year ago.

•	The infrastructure investments we made over the past year have positioned us well to significantly grow revenue without having to make incremental infrastructure investments in the near-term.

•
Our corporate efficiency ratio improved to 74 percent, down from 76 (percent) in 2012, while our banking franchise ratio improved to 66 percent from 68 percent.  Although we are not at our 65 percent strategic goal, we are clearly moving in the right direction.

•
In 2013, expense reductions accounted for the incremental improvement in our efficiency ratio.  In 2014, we expect that balance sheet growth in each of our markets will deliver the next phase of improvement.

Lastly, we are very pleased that our asset quality metrics have already reached the targeted “top quartile” level.  This is an area that Tony will cover in depth, but it bears emphasis as these asset quality improvements continue to be the center post for all other performance measures.

Overall, we achieved significant progress both strategically and financially in 2013.  As we look ahead, we believe the Company is well-positioned to grow profitability in the markets we serve, particularly through gains in market share.  One of our competitive advantages continues to be the market presence and the leadership we receive from our regional executives, as they bind together the efficient operations and delivery of each of our distinct business lines.

These leaders remain the driving force in our market expansion efforts and continue to be the solid foundation which we have built our franchise on over the past five years, through their focus on the acquisition of more and deeper client relationships.

At this time, I would like to turn the call over to our CFO, Tony Cosentino, to give you a little more detail from the financial perspective. Tony…

Tony Cosentino, Chief Financial Officer, SB Financial Group, Inc.

Thanks, Mark.  I will walk through some key observations about our financials in a moment, but let me start with a few comments on some of the broad financial sector trends that are affecting our results.

•
First, interest rates continued their increases during the quarter, having started at the end of the third quarter.  We saw this impact in our mortgage business and with slightly-elevated pressure on our funding costs during the quarter…

•	Secondly, mortgage originations, which in our environment are the most sensitive to rate increases, slowed down by nearly 30 percent from the linked quarter …
•	Third, while we have seen improvements in the broader economy, the growth in our geographic markets is trailing the national trends.

Now, let’s look at our results in the context of Mark’s comments on our strategic initiatives and overall industry conditions. Let me start with the income statement and the effect of the interest rate environment and the decline in mortgage originations as the year progressed:

•	On the revenue front:
o	Net interest income on a fully-taxable equivalent basis was down year-over-year by 3 percent and up just slightly for the full year of 2013.
o
Our margins have been impacted by the declines in the yield on our earning assets, almost exclusively our loan portfolio.  Our ability to continue to offset these declines with lowered funding costs was reduced in the second half of 2013.

o	Revenue diversity, however, has helped us maintain our total revenue levels, despite the declines in margin-related revenue.
▪	Wealth Management assets under management reached a six-year high at the end of 2013.
▪	Total mortgage originations for the year were nearly $250 million and we had very solid growth in our new branded credit card during the quarter.
▪	Our percentage of revenue from fee-based products was 37 percent for the quarter and 40 percent for the entire year.

•	On the Expense side:
o
Our results reflected a 14 percent decline versus the prior-year quarter in expense dollars, and a full-year reduction of 3.5 percent.  Our wealth management, mortgage originating and retail facilities infrastructure makes expense reduction a longer-term process.

o	We understand that higher revenue levels necessitate a higher expense base, but a 74 percent efficiency ratio is well above our target level.
o
Overall though, this was a fairly clean quarter, and we achieved one of our stated objectives in producing several large gains on Small Business Administration loan sales.  State Bank is committed to the SBA market and it is a key strategy for us in 2014.

•	Turning to the balance sheet:
o	For the year, total loans held for investment rose by $13.9 million, or 3 percent, year-over-year.
o
2013 loan growth continued a positive trend, as we grew the portfolio by 4.7 percent in 2012 and 3.5 percent in 2011.  This level of loan growth is encouraging given the state of the economy and the demographics of several of our individual markets.

o	We continue to realize efficiencies in our balance sheet, which we began in earnest in 2011.
o
We are also pleased that we continued to see a decline in our bond portfolio as a percentage of total assets, reflecting our strong loan growth.  At $93.5 million, the portfolio was just 14.8 percent of total assets at year-end 2013, down from 16.1 percent at the end of 2012, and 18.4 percent at the end of 2011.

o
We used all of our SBA pipeline in the fourth quarter, and the success of our Agricultural customers drove down the outstandings in that segment by over 7 percent for the year.  Our pipeline in Commercial and Commercial Real Estate is building and the first quarter should be a positive one from a loan growth standpoint.

o	We are excited about our team in the Toledo market and we expect to increase our share in that market from its current sub-5 percent level.

•	Transitioning a bit to Asset Quality:
o	The improvement in our loan portfolio quality was significant in 2013:
▪	Nonperforming Assets now represent only 1.1 percent of total assets, and have declined every year from their peak in 2010.
▪	Our nonperforming metrics stand out across the board, with commercial real estate NPAs at just 7 percent of the total, and OREO representing only 9 percent of our nonperforming assets.
▪	Our OREO number is now almost exclusively residential real estate properties with relatively small individual balances.
o
Charge-offs were well controlled for the year at 16 basis points, and we made the decision this quarter to not set aside any additional provision for loan loss.  We did this due to our assessment of our overall risk profile and allowance metric.

o	The provision still covered total charge-offs by 120 percent at year end 2013.

This completes my overview, now I will turn the call back over to Mark for some final comments.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Tony.

In closing, the 2013 SB Financial results reflected:

•	Improvement in profitability and capital position
•	Proactive management of our interest rate risk
•	Expansion of our client base
•	Solid position of asset quality
•	And…positive balance sheet growth

Our results for the year are encouraging, and are providing us with the momentum to achieve our high-performance expectations for 2014.

Our local and regional economies are showing signs of improvement, as wages rise and unemployment numbers decline.  Residential real estate values appear to have stabilized and overall climate for business is looking more favorable.

Looking into 2014, we believe these positive indicators will lead to consumer confidence moving higher, which will, in turn, entice this key segment of the economy in our markets to accept a bit more risk and become the avenue to our anticipated balance sheet growth.

Our over-arching goal, which drives our commitment to consistent, higher-performance, is to remain the provider of choice for our current clients and the unique, differentiated alternative for prospective ones.

In summary, our team has moved our company to solid performance this past year.  To fuel our growth, we have a presence in diverse markets, technology to provide innovative product offerings with 24/7 accessibility and staff-alignment with a clear definition of success.

Now, I’d like to turn the call back to Linda Sickmiller for any questions from our investment community.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Thank you, Mark.  Operator Laura, we are now ready for our first question.

*** Operator Instructions for asking questions ***

While we are waiting for any questions, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator: And our first question will come from Ross Haberman of Haberman Management Corp.

Ross Haberman: Morning, gentlemen; nice quarter, nice year. I just have a quick question – I got on a little late. Could you talk specifically about where you see loan demand today, what category, and what kind of, hopefully, net loan growth you would expect to see in calendar ’14? And if you’d like to break it down by category – Agriculture, Commercial – that’d be great

Mark Klein: Right, Ross – nice to have you with us. Yes, we did have a nice year and as we attempted to allude in our earnings release and our webcast is that, clearly, Toledo and Columbus provided the lift for 2013, and we have such a small market share in those two areas with such great teams, that our expectations for growth, clearly, is high in those two regions. And I’d like to ask Jon Gathman, our Senior Lender who is with us today, to maybe give a little color on what our expectations are, Jon, for our specific regions.

Jon Gathman: Sure – thanks, Mark. Well, as Mark said, we have very high expectations, particularly for the metropolitan areas, but we certainly have expectations across all our footprint. Toledo and Columbus are two areas that are growing very quickly and, as Mark said, with limited market share and good teams, we expect to capture in each of those markets upwards of 10 percent, or excuse me, $10 million of loan growth in each, minimally, which would represent significant increases in both those areas.  In terms of areas of concentration, I would think it would be fair to say that Agriculture remains a priority for us, particularly in our rural markets, but growth there is going to be challenged there by the success of the Ag economy over the last couple of years. Certainly, Commercial Real Estate and C&I growth in our metropolitan areas continue to be a focus, as is Residential portfolio growth.

Ross Haberman: And just one final question – how are you going to make up, you have a good amount of, I guess, refi residential income last year, um, how quickly are you gonna sorta make up that refi business that everyone saw last year, and you’re not gonna see the same thing this year?

Mark Klein: Well, as indicated, Ross, we’ve successfully made some of that transition into the purchase market, particularly in Columbus and Toledo, which is a little more transitionary than some of our more rural markets, but, you know, we’ve obviously gone to the 80 percent refinancing and we have clear expectations that that $250 million mark is our watermark, and, uh, the variable in that would be to, um, since we’re gonna have less production per lender, we are aggressively looking for several new lenders in those more robust markets, so we have to get the volume and the variable in that would be more producers.

Ross Haberman: Ok guys…sorry?

Tony Cosentino: If I could add – this is Tony, here – we’ve seen some, um, some richness in our premium over the last half of this year on the mortgage business, so while our volume has certainly been down, um, our level of revenue has not declined as much, um, this year as you would expect if you did a straight volume basis. We would be able to get some premium, the product mix that we’ve had has been very strong in the purchase market, especially in the Columbus region and we hope that is going to hold us steady into 2014.

Ross Haberman: Ok guys. Best of luck. Thank you for the time.

Mark Klein/Tony Cosentino: Thanks, Ross.

*** Operator provides instructions for placing a question ***

And our next question comes from Matthew Dodson of JWest, LLC.

Matthew Dodson, JWest, LLC: Um, can you guys talk just a little bit about your thoughts relative to, uh, the fee income business and just, you know, what you plan to do with this or are you going to keep it or are you going to try to grow it now, or, um, I’m trying to understand that as you go into next year.

Mark Klein: Matthew, could you, uh, speak up just a little bit? I had trouble hearing that – just the context of your question.

Matthew Dodson: Yah, the service fees – so you talked about, potentially, that maybe you were gonna spin it out, it wasn’t, um, maybe best-suited in your business going forward; have you changed your mind? Can you give us an update on kind of what you’re thinking about the data service piece?

Mark Klein: Sure. Just from a high level, and Tony can give us a few more numbers on the level of revenue, but, we strategically concluded, um, Matthew, that we needed our expertise in-house to fund our strategic growth and to build our operational excellence internally, and what we have left is the Item Processing piece with, again, is still 20 clients in that division, um, and Network Services has gone away, as has Data Processing, and so, generally speaking, what we have left there is the revenue that we currently have and we have expectations for, um, that division to be accretive to our earnings in 2014, and I know, Tony, you got some additional numbers on the revenue and that level.

Tony Cosentino: Uh, yah, Matt – thanks for the question. You know, as Mark said, we did transition RDSI into an Item Processor in 2013, got out of the Network Services business, um, we have good loyalty with our clients, um, in that group, and we feel like with the level of business we’re down to - $1.5 – 1.6 million in gross revenue – we can achieve a little bit of net income.  Uh, we’re gonna have some expense pick-ups in 2014 that are gonna help us from an Infrastructure standpoint, related to that business – there are some legacy costs that are gonna go away and we’re also seeing, potentially, some opportunities, Matt, with kind of some of the new consumer protection rules – mortgage statements and things like that that have been kind of a forgotten item are now kind of pulling to the forefront, and, um, we have the potential to do a bit more of that business and we’re starting to try to market that a little bit and we’ll see how it goes here in the first three to four months.

Matthew Dodson: So when you look at the 295 that you had in that Data Services fee, the Core Data Services fee, um, is that kind of a trough? Do we start to grow it there sequentially?

Tony Cosentino: Yah, I would say that level there in the fourth quarter, that that $300 thousand is kind of our minimum level that we’re expecting going forward. So, um, and again, we’ve got some things that are to be added onto that, we do some pass-through’s and some of those kinds of things, of costs to some of our clients, uh, we did not see much of that activity in the fourth quarter, um, we’re always contingent upon retaining the level of clients we have and hopefully growing them. As we sit here today, we feel very positive about the client base that we have, um, and some are expanding – you know – opening branches and doing some things that will drive additional volume and additional revenue. So, that’s what we’re looking to do into ’14 and we’re just kind of, uh, managing our way past, you know, some difficulties in the past and moving forward.

Matthew Dodson: Can you talk a little bit about your outlook for NIM, so if you’re starting to see, you know, potentially, it sounded like an acceleration of loans growth, you have enough liquidity on the balance sheet, so should we assume that net interest margins get better or can you talk or help us understand net interest margins, kind of, from the fourth quarter levels?

Tony Cosentino: Yah, sure, this is Tony again – um, the, we’ve obviously seen the declines in year over year and we’re not unique relative to our peers or anybody out there. We’ve got a little bit of a premium because of our, we don’t have as much nonperforming and obviously, that’s helped us on the asset side, we’ve moved aggressively down on the funding side. Um, I would say, as we sit here today, we think we’re not going to have as much opportunity on the funding side, and those costs are going to be stressed a bit as we move into ’14, um, but, we feel like we’re going to have some opportunities on the asset side with growth, uh, and not as much dramatic kind of repricing from some of our clients as we experienced in 2013. And so our hope is to stay relatively stable to slightly down in the margin in ’14.

Matthew Dodson: Got it. And then can you just help us understand, um, your thought process relative to acquisitions and we started to see a lot of consolidation going on with the community banks. I know there’s markets that you guys want to get into, um. Can you talk a little bit about that and maybe your guys’ strategy? Is that something you’re looking to do and, I guess, it seems like it might be difficult just because you’re one of the few stocks that trade below book value, is still left. Maybe you could pine on those two subjects for us.

Mark Klein: Yep. Matt, you hit the nail on the head. We continue to look in denser rural markets and denser urban markets and, ah, as you might expect, as we discussed, we have expanded our teams up in Toledo and we intend to take market share organically there, as well as Columbus, where we’re getting ready to expand down in Columbus, and we’ve brought on some more Commercial lenders and we’re optimistic about what we can do organically, which we think is our preferred method, but we’re still not going to , uh, cross off any acquisition opportunities we may have in the markets where we’ve been particularly successful. As you can imagine, when your currency is at tangible book it doesn’t do much for our existing stockholders, and, uh, from our past record -track record – personally, I want to make sure that the stockholders we have are not diluted and that’s going to require us to realize a better currency on our end so we can have some opportunities to acquire someone who can really help us expand our franchise a little faster and improve our efficiency across a number of fronts.

Matthew Dodson: Ok. Got it. And then, the last question – I guess, um, you made your announcement today on the dividend and I was surprised that you didn’t tick it up a little, again, just because it sounds like credit quality is getting better, NIM’s staying stable, I, uh, understand you have the gain on sale issue with the mortgage, but your MSR books gonna go up because of what’s going on on the other side, and it sounds like your loan volume is starting to accelerate, so, is that just cause you need the capital or um, I’m just curious, your thought process.

Mark Klein: Well, that a pretty poignant comment in terms of needing the capital. You know we continue to be, probably, in the, uh, lower-half of peer banks relative to tangible capital and while we want to continue to move that number, Matthew, north, from where we’re at, we want to be consistent in what we do and, uh, we know we’re going to be imminently growing our book of loans, then we’re going to need that capital. But, clearly, we feel it’s our responsibility to share some of that good fortune with our owners, but at a 1.75 – 1.80 percent rough yield at today’s value, we think its affair and at market, but clearly, as we move forward, we have every intention to continue to share some of that cash flow.

Matthew Dodson: Ok, great. Thanks for your time.

Mark Klein: Thank you for the questions.

Tony Cosentino: Thanks, Matt.

Operator: And showing no further questions, I’d like to turn the conference back over to Mark Klein.

Mark Klein, President  & CEO, SB Financial Group, Inc.

Thank you. Before I close, just a few comments and thank-you’s;

Number one:

•	To our entire SB Financial 200+ professionals for a great year that we had, including our stakeholders,
•	Our clients for the opportunity to be a partner with them, and
•	Our stockholders for that continued support, as we improve our operations, our performance and our stock value.

We continue to look forward to talking with you in April for a review of our first quarter results of ‘14.  Good-bye.

Operator: The conference call is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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